                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3, filed on July 29, 2003, of our report dated February 13, 2003 (July 15, 2003 as to Notes 2J and 6, which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001 and Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002 and the adoption of the October 2002 consensus of EITF Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities") appearing in the NiSource Form 8-K filed on July 15, 2003 and to the reference to us under the heading "Experts" in the Prospectus.

DELOITTE & TOUCHE LLP

Chicago, Illinois
July 29, 2003